Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
August 6, 2014		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2014 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $1.176 billion, or $2.49 per Common share, compared to $2.30 per Common share for the year-ago quarter.

Financial Services Businesses Second Quarter Highlights

•	Pre-tax adjusted operating income of $1.623 billion, up $106 million or 7% from the year-ago quarter with increases from each operating division.

•	Individual Annuities account values $159.5 billion at June 30, up 13% from a year earlier; gross sales for the quarter of $2.7 billion, net sales $443 million.

•	Retirement account values $330.5 billion at June 30, up 10% from a year earlier; gross deposits and sales for the quarter of $6.6 billion; net withdrawals $4.1 billion.

•

Asset Management institutional and retail net flows, excluding money market, total $3.4 billion; institutional and retail assets under management $547.1 billion at June 30, up 16% from a year earlier; total segment assets under management $921.5 billion at June 30, up 12% from a year earlier.

•	Annualized new business premiums for quarter, $103 million for U.S. Individual Life, $22 million for Group Insurance.

•	International Insurance constant dollar basis annualized new business premiums of $769 million.

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net charge of $4 million in Individual Annuities, including strengthening of reserves for guaranteed death and income benefits and adjustment of amortization of deferred policy acquisition and other costs reflecting market performance.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

-more-

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for second quarter 2014 of $1.049 billion, or $2.22 per Common share.

•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, book value per Common share excluding total accumulated other comprehensive income amounted to $63.67 at June 30, 2014, an increase of $3.68 from December 31, 2013 after payment of two quarterly Common Stock dividends totaling $1.06 per share.

•

GAAP book value for Financial Services Businesses, $39.7 billion or $85.35 per Common share at June 30, 2014, compared to $33.9 billion or $72.30 per Common share at December 31, 2013. Book value per Common share excluding total accumulated other comprehensive income, $57.61 at June 30, 2014 compared to $53.98 at December 31, 2013.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $22.9 billion at June 30, 2014 compared to $15.8 billion at December 31, 2013; gross unrealized losses of $1.5 billion at June 30, 2014, compared to $4.0 billion at December 31, 2013.

•

During the second quarter, the Company acquired 3.0 million shares of its Common Stock at a total cost of $250 million, for an average price of $83.87 per share, under the June 2013 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2013 through June 30, 2014.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.176 billion ($2.49 per Common share) for the second quarter of 2014, compared to $1.093 billion ($2.30 per Common share) for the year-ago quarter. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $1.049 billion ($2.22 per Common share) for the second quarter of 2014, compared to a net loss of $517 million ($1.12 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

-more-

For the first half of 2014, after-tax adjusted operating income for the Financial Services Businesses amounted to $2.313 billion ($4.89 per Common share) compared to $2.165 billion ($4.57 per Common share) for the first half of 2013. First half 2014 net income for the Financial Services Businesses attributable to Prudential Financial, Inc., amounted to $2.274 billion ($4.81 per Common share) compared to a net loss of $1.252 billion ($2.69 per Common share) for the first half of 2013.

“We are pleased to report strong results for the second quarter and first half of the year. Each of our operating divisions achieved higher earnings for the quarter than a year ago. We are benefiting from growth of fees, especially in our Annuities and Asset Management businesses, continued strong performance in our Retirement business, and the contribution of the individual life insurance business we acquired from The Hartford. The integration is progressing on schedule, and cost savings are emerging consistently with our expectations. Our international businesses are performing well, as they continue to focus on serving lifetime financial security needs of our clients. Several of our businesses also benefited from favorable claims experience and strong investment results, bolstering solid underlying performance,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

-more-

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $876 million for the second quarter of 2014, compared to $851 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $390 million in the current quarter, compared to $400 million in the year-ago quarter. Current quarter results include a charge of $4 million and results for the year-ago quarter include a benefit of $75 million, in each case reflecting an updated estimate of profitability for this business driven largely by market performance in relation to our assumptions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $69 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $286 million for the current quarter, compared to $279 million in the year-ago quarter. The increase reflected a $5 million greater net contribution from investment results, as higher returns on fixed income investments were largely offset by a lower contribution from non-coupon investments. We estimate that returns on non-coupon investments exceeded average expectations by about $10 million in the current quarter and about $35 million in the year-ago quarter.

The Asset Management segment reported adjusted operating income of $200 million for the current quarter, compared to $172 million in the year-ago quarter. The increase was primarily driven by higher asset management fees reflecting growth in assets under management, net of expenses. In addition, the current quarter contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities was $11 million greater in the current quarter than the year-ago quarter.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $204 million for the second quarter of 2014, compared to $163 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $158 million for the current quarter, compared to $141 million in the year-ago quarter. Results for the current quarter

-more-

reflect absorption of $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013, while results for the year-ago quarter include $11 million of such costs. Segment results excluding integration costs increased $14 million from the year-ago quarter. This increase reflected lower expenses, including the benefit of cost savings from business integration synergies, and a greater net contribution from investment results. Claims experience was favorable in both the current quarter and the year-ago quarter, with a net contribution to current quarter results approximately $15 million greater than our average expectations inclusive of reserve updates.

The Group Insurance segment reported adjusted operating income of $46 million in the current quarter, compared to $22 million in the year-ago quarter. The increase was driven by more favorable group disability and group life claims experience.

The International Insurance segment reported adjusted operating income of $884 million for the second quarter of 2014, compared to $850 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $382 million for the current quarter, compared to $368 million in the year-ago quarter. The increase reflected continued business growth and more favorable policy benefits experience in the current quarter, partly offset by higher expenses. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $3 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $502 million for the current quarter, compared to $482 million in the year-ago quarter. Results for the year-ago quarter included a charge of $6 million for integration costs related to the Star and Edison businesses acquired on February 1, 2011. Excluding this charge, adjusted operating income increased $14 million from the year-ago quarter. This increase reflected lower net expenses in the current quarter and a greater net contribution from investment results. These items were partly offset by a less favorable level of policy benefits, as results for the year-ago quarter included an elevated level of gains on policy surrenders. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $11 million in comparison to the year-ago quarter.

-more-

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $341 million in the second quarter of 2014, compared to a loss of $347 million in the year-ago quarter. Results for the year-ago quarter included a charge of $16 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding this charge, the loss from Corporate and Other operations increased $10 million from the year-ago quarter. Higher expenses in the current quarter were partly offset by lower interest expense, net of investment income.

Assets under management amounted to $1.166 trillion at June 30, 2014, compared to $1.107 trillion at December 31, 2013 and $1.044 trillion at June 30, 2013.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.049 billion for the second quarter of 2014, compared to a net loss of $517 million in the year-ago quarter.

Current quarter net income includes $273 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax losses of $365 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, $231 million representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies, and $27 million from impairments and sales of credit-impaired investments. The currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. The foregoing losses were largely offset by pre-tax gains of $199 million from general investment portfolio activities and $151 million from net increases in the market value of derivatives used in other risk management activities including asset and liability duration management.

At June 30, 2014, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.461 billion, including $1.362 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.972 billion at December 31, 2013. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $22.871 billion at June 30, 2014, compared to $15.776 billion at December 31, 2013.

-more-

Net income for the current quarter reflects pre-tax increases of $225 million in recorded asset values and $189 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also reflects pre-tax income of $47 million from divested businesses, primarily relating to long term care insurance results including increases in the market value of derivatives used in asset and liability duration management for this business.

The net loss of the Financial Services Businesses for the year-ago quarter included $2.230 billion of pre-tax net realized investment losses and related charges and adjustments, primarily driven by net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies and net decreases in the market value of derivatives primarily related to the Company’s investment duration management programs.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $56 million for the second quarter of 2014, compared to $4 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $41 million for the second quarter of 2014, compared to $3 million for the year-ago quarter.

-more-

For the first half of 2014, the Closed Block Business reported income from continuing operations before income taxes of $69 million, compared to $23 million for the first half of 2013, the Closed Block Business reported net income attributable to Prudential Financial, Inc. of $54 million for the first half of 2014, compared to $18 million for the first half of 2013.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.090 billion for the second quarter of 2014 compared to a net loss of $514 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $2.328 billion for the first half of 2014 compared to a net loss of $1.234 billion for the first half of 2013.

Share Repurchases

During the second quarter of 2014, the Company acquired 3.0 million shares of its Common Stock at a total cost of $250 million, for an average price of $83.87 per share. From the commencement of repurchases in July 2011, through June 30, 2014, the Company has acquired 47.2 million shares of its Common Stock at a total cost of $2.9 billion, for an average price of $61.46 per share. The current quarter repurchases were under an authorization by Prudential’s Board of Directors in June 2013 to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock from July 1, 2013 through June 30, 2014 and completed the authorized repurchases for that period. On June 10, 2014, the Company announced that its Board of Directors authorized further repurchases at management’s discretion of up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2014 through June 30, 2015.

-more-

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future

-more-

distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

-more-

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

-more-

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 7, 2014 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 7, through August 14, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 314091.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of June 30, 2014, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,261	$6,115	$10,391	$12,444
Policy charges and fee income	1,523	1,460	3,032	2,885
Net investment income	2,968	2,901	5,985	5,722
Asset management fees, commissions and other income	1,361	1,244	2,641	2,469

Total revenues	11,113	11,720	22,049	23,520

Benefits and expenses:
Insurance and annuity benefits	5,419	6,171	10,836	12,503
Interest credited to policyholders’ account balances	934	929	1,859	1,895
Interest expense	319	331	640	658
Other expenses	2,818	2,772	5,520	5,469

Total benefits and expenses	9,490	10,203	18,855	20,525

Adjusted operating income before income taxes	1,623	1,517	3,194	2,995
Income taxes, applicable to adjusted operating income	447	424	881	830

Financial Services Businesses after-tax adjusted operating income (1)	1,176	1,093	2,313	2,165

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(273)	(2,230)	(281)	(5,233)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	225	(471)	326	(376)
Change in experience-rated contractholder liabilities due to asset value changes	(189)	471	(232)	328
Divested businesses	47	(84)	120	(55)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	24	29	(10)

Total reconciling items, before income taxes	(172)	(2,290)	(38)	(5,346)
Income taxes, not applicable to adjusted operating income	(58)	(700)	(19)	(1,937)

Total reconciling items, after income taxes	(114)	(1,590)	(19)	(3,409)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1,062	(497)	2,294	(1,244)
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(17)	(22)	(28)	(11)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	1,045	(519)	2,266	(1,255)
Earnings attributable to noncontrolling interests	23	27	34	62

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	1,068	(492)	2,300	(1,193)
Income from discontinued operations, net of taxes	4	2	8	3

Net income (loss) of Financial Services Businesses	1,072	(490)	2,308	(1,190)
Less: Income attributable to noncontrolling interests	23	27	34	62

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$1,049	$(517)	$2,274	$(1,252)

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$2.49	$2.30	$4.89	$4.57
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(0.58)	(4.72)	(0.60)	(11.09)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.48	(1.00)	0.69	(0.80)
Change in experience-rated contractholder liabilities due to asset value changes	(0.40)	1.00	(0.49)	0.70
Divested businesses	0.10	(0.18)	0.26	(0.12)
Difference in earnings allocated to participating unvested share-based payment awards	—	0.02	—	0.04

Total reconciling items, before income taxes	(0.40)	(4.88)	(0.14)	(11.27)
Income taxes, not applicable to adjusted operating income	(0.12)	(1.46)	(0.04)	(4.00)

Total reconciling items, after income taxes	(0.28)	(3.42)	(0.10)	(7.27)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	2.21	(1.12)	4.79	(2.70)
Income from discontinued operations, net of taxes	0.01	—	0.02	0.01

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$2.22	$(1.12)	$4.81	$(2.69)

Weighted average number of outstanding Common shares (basic)	459.4	464.1	460.1	464.2

Weighted average number of outstanding Common shares (diluted)	468.5	472.2	469.4	471.9

Direct equity adjustment for earnings per share calculation (2)	$(3)	$1	$(5)	$5
Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$12	$11	$22	$21
Income from continuing operations (after-tax) of Financial Services Businesses	$10	$2	$21	$4
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$39,663	$33,669
Per share of Common Stock - diluted	85.35	71.76
Attributed equity excluding accumulated other comprehensive income	$26,771	$25,343
Per share of Common Stock - diluted	57.61	54.01
Number of diluted shares at end of period	464.7	469.2

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$390	$400	$778	$772
Retirement	286	279	650	507
Asset Management	200	172	393	341

Total U.S. Retirement Solutions and Investment Management Division	876	851	1,821	1,620

Individual Life	158	141	283	278
Group Insurance	46	22	52	31

Total U.S. Individual Life and Group Insurance Division	204	163	335	309

International Insurance	884	850	1,721	1,727

Total International Insurance Division	884	850	1,721	1,727

Corporate and Other operations	(341)	(347)	(683)	(661)

Financial Services Businesses adjusted operating income before income taxes	1,623	1,517	3,194	2,995

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(273)	(2,230)	(281)	(5,233)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	225	(471)	326	(376)
Change in experience-rated contractholder liabilities due to asset value changes	(189)	471	(232)	328
Divested businesses	47	(84)	120	(55)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	24	29	(10)

Total reconciling items, before income taxes	(172)	(2,290)	(38)	(5,346)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,451	$(773)	$3,156	$(2,351)

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,664	$2,453	$4,985	$6,677

Net sales	$443	$517	$571	$2,924

Total account value at end of period	$159,528	$141,474

Retirement Segment:
Full Service:
Deposits and sales	$4,528	$3,697	$13,115	$9,376

Net additions (withdrawals)	$(1,538)	$75	$1,046	$1,078

Total account value at end of period	$181,577	$157,738

Institutional Investment Products:
Gross additions	$2,075	$4,360	$3,808	$8,205

Net additions (withdrawals)	$(2,527)	$1,898	$(3,811)	$3,424

Total account value at end of period	$148,971	$144,101

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$367.0	$319.1
Retail customers	180.1	152.4
General account	374.4	354.5

Total Investment Management and Advisory Services	$921.5	$826.0

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.5	$14.8	$21.4	$29.2

Net additions, other than money market	$2.7	$3.1	$4.6	$10.0

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$8.4	$12.4	$16.4	$23.3

Net additions, other than money market	$0.7	$2.5	$0.9	$4.3

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$11	$7	$20	$16
Universal life	46	124	117	281
Term life	46	53	88	103

Total	$103	$184	$225	$400

Group Insurance Annualized New Business Premiums (4):
Group life	$10	$15	$147	$163
Group disability	12	7	45	52

Total	$22	$22	$192	$215

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$709	$753	$1,401	$1,557

Constant exchange rate basis	$769	$827	$1,541	$1,668

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Closed Block Business Data:
Income Statement Data:
Revenues	$1,835	$1,464	$3,401	$2,983
Benefits and expenses	1,779	1,460	3,332	2,960

Income from continuing operations before income taxes	56	4	69	23

Income taxes	15	1	15	5

Closed Block Business income from continuing operations	41	3	54	18
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income	41	3	54	18
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$41	$3	$54	$18
Direct equity adjustment for earnings per share calculation (2)	3	(1)	5	(5)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$44	$2	$59	$13
Income from continuing operations per share of Class B Stock	$22.00	$1.00	$29.50	$6.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income per share of Class B Stock	$22.00	$1.00	$29.50	$6.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,532	$1,399
Per Share of Class B Stock	766.00	699.50
Attributed equity excluding accumulated other comprehensive income	$1,347	$1,276
Per Share of Class B Stock	673.50	638.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$13,146	$10,041	$26,000	$20,212
Benefits and expenses	11,639	10,810	22,775	22,540

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	1,507	(769)	3,225	(2,328)
Income tax expense (benefit)	404	(275)	877	(1,102)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	1,103	(494)	2,348	(1,226)
Equity in earnings of operating joint ventures, net of taxes	6	5	6	51

Income (loss) from continuing operations	1,109	(489)	2,354	(1,175)
Income from discontinued operations, net of taxes	4	2	8	3

Consolidated net income (loss)	1,113	(487)	2,362	(1,172)
Less: Income attributable to noncontrolling interests	23	27	34	62

Net income (loss) attributable to Prudential Financial, Inc.	$1,090	$(514)	$2,328	$(1,234)

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$1,049	$(517)	$2,274	$(1,252)
Closed Block Business	41	3	54	18

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$1,090	$(514)	$2,328	$(1,234)

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$765.5	$705.6
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$921.5	$826.0
Non-proprietary assets under management	200.6	174.4

Total managed by U.S. Retirement Solutions and Investment Management Division	1,122.1	1,000.4
Managed by U.S. Individual Life and Group Insurance Division	23.4	21.5
Managed by International Insurance Division	20.1	21.8

Total assets under management	1,165.6	1,043.7
Client assets under administration	125.4	106.2

Total assets under management and administration	$1,291.0	$1,149.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three and six months ended June 30, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group Disability amounts include dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 82 per U.S. dollar and Korean won 1150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.